Exhibit 99



3240 HILLVIEW AVENUE                                       NEWS RELEASE
PALO ALTO, CA 94304-1297
(650) 494-2900


                    Contacts:             Investors - Patrick Fossenier
                                                         (650) 813-5353

                                                 Media -- Nancy Colvert
                                                         (650) 813-5336


            CNF INC. CEO TO RETIRE EFFECTIVE JULY 6, 2004

PALO ALTO, Calif. - Feb. 18, 2004 -- Gregory L. Quesnel, president and chief executive officer of CNF Inc. (NYSE:CNF), announced Wednesday his decision to retire after 29 years with the company. He will be resigning his executive positions and board of directors membership effective July 6, 2004.
     Dr. W. Keith Kennedy, chairman of the CNF board, commended Quesnel, saying, "We thank Greg for his leadership and many contributions during his 29 years of service and dedication to the company. We wish him the very best in retirement."
     Quesnel was named CEO in 1998 a year after being elected president and chief operating officer. Prior to that he served six years as chief financial officer. He joined the company in 1975 in Portland, Ore. as director of financial accounting and was later promoted to executive positions in strategic planning and corporate finance and treasury operations.
     The board announced it would begin a search for a successor and that it intends to consider both internal and external candidates.
     The board also elected Peter W. Stott of Portland, Ore. and Chelsea "Chip" White III of Atlanta, Ga., as new directors, effective immediately. Stott is president and chief executive officer of Crown Pacific, an integrated forest products company. He also serves on the board of directors of Liberty Northwest Insurance Company and was the founder and chairman of Market Transport Ltd, an Oregon trucking and logistics company. White, who holds a doctorate in computer, information and control engineering, is chair of transportation and logistics at the Georgia Institute of Technology, where he serves as director of the Trucking Industry Program and executive director of The Logistics Institute.

     CNF Inc. is a $5.1 billion management company of global supply chain services with businesses in regional trucking, air freight, ocean freight, customs brokerage, global logistics management and trailer manufacturing.

                              #    #    #